Exhibit 10.1

1201 Winterson Road Linthicum, Maryland 21090-2205

410 694 5700 phone
410 694 5750 fax
www.ciena.com
April 5, 2007
Mr. Joseph R. Chinnici
Ciena Corporation
1201 Winterson Road
Linthicum, MD 21090
Dear Joe;
You have advised us of your decision to resign as an officer and employee of Ciena Corporation (the “Company”) effective as of December 31, 2007, or such earlier time as you may elect to resign in certain circumstances described below (the earlier of such dates being referred to herein as the “Separation Date”). The Company is willing to provide you with certain severance arrangements in connection with your resignation. The purpose of this letter is to confirm the agreement between you and the Company concerning your resignation and severance arrangements, as follows:
1. Continued Employment. You will continue to serve as Senior Vice President, Chief Financial Officer and an employee of the Company, and continue all other positions and offices held by you with the Company or any of its Affiliates or benefit plans until the Separation Date; provided that, if the Company hires your successor as Chief Financial Officer prior to the Separation Date, you will cease to hold the position of Chief Financial Officer (and such other positions held by you as are would be customarily held by the Chief Financial Officer) upon the commencement of employment of your successor (the “Succession Date”). You will thereafter continue to serve as a Senior Vice President and an employee of the Company until the Separation Date or, if you elect to make your resignation effective after the Succession Date but on a date earlier than December 31, 2007, then effective on such date. Should you elect to resign earlier than December 31, 2007, you shall provide the Company at least thirty days notice. During the period following the Succession Date that you serve as a Senior Vice President of the Company you shall assist with (i) an orderly transition of your responsibilities and the orientation of your successor as Chief Financial Officer, (ii) the maintenance of good relationships with large shareholders, and (iii) any acquisitions or financings in which the Company is engaged. You shall continue to have an office and administrative support commensurate with those currently provided to you.
2. Continuation of Duties and Responsibilities. You agree that you shall continue, until the Separation Date, faithfully to perform your assigned duties, which until the Succession Date shall include the duties of Chief Financial Officer of the Company. You will work diligently to establish the foundation for an effective and timely transition of your responsibilities, including by supporting the Company’s efforts to retain the key employees that currently report to you, directly or indirectly.

Mr. Joseph R. Chinnici
April 5, 2007

After the Succession Date, you shall continue until the Separation Date, to assist in the orderly transition of your responsibilities, and to perform such other duties as I may assign, consistent with your prior position; provided that, in the event I am no longer the CEO of the Company for any reason, you shall report directly to the Board after the Succession Date. Until the Succession Date, you will be responsible, as in the past, for supervising the preparation and review or audit of the Company’s quarterly and annual financial statements and other financial reports, and their publication and filing as required with the Securities and Exchange Commission on Form 10-Q, Form 10-K, and Form 8-K; and making the certifications required of the principal financial officer to any trustee or bondholder and to the Company’s auditors and Audit Committee and the certifications required in accordance with Rules 13a-14(a) and 13a-14(d) under the Securities Exchange Act of 1934. You shall continue through the Separation Date to be subject to and abide by the Company’s normal policies and procedures, including its Code of Business Conduct and Ethics.
3. Continuation of Compensation and Benefits. Up to and including the Separation Date, the Company will continue to pay your salary at your current salary rate, and to provide you the benefits that you are now receiving, and any new benefits for which you may become eligible, all in accordance with the Company’s normal policies. You will also continue to participate in the Company’s incentive bonus program on the same basis on which you are currently participating. Your existing unvested stock options and restricted stock units will continue to vest in accordance with their terms until the Separation Date, when, except as provided in Section 9, below, they will cease to vest, and any unvested options or restricted stock will be forfeited in accordance with their terms.
4. Performance Share Units. The performance goals for the Performance Share Units for 7,500 shares granted to you on December 18, 2006, shall be amended to read as follows:
So long as you continue to be the Company’s Chief Financial Officer:
1)	Facilitate globalization through upgrading our international financial staffing

2)	Facilitate globalization through providing appropriate supporting financial information in a timely manner

3)	Initiate, contribute to, and support the simplification and automation of business processes

4)	Ensure effective and productive relationships with all other functions
For the period between the Succession Date and the Separation Date:
1)	Facilitate the maintenance of good relationships with large shareholders

2)	Facilitate any acquisitions or financings in which the Company may engage

Mr. Joseph R. Chinnici
April 5, 2007

3)	Facilitate the orientation of a successor as Chief Financial Officer

4)	Support the Company’s efforts to retain the continued services of the key employees who currently report to you, directly or indirectly
The Compensation Committee of the Board of Directors shall determine, in its sole and absolute discretion, the extent to which the foregoing performance goals have been met as of the Separation Date, and, based on that determination, the portion of the grant that shall vest. Should the Separation Date be prior to December 31, 2007, the Compensation Committee shall make that determination promptly after the Separation Date, and shall base its determination regarding the achievement of the performance goals on the extent to which it was reasonably possible to achieve them prior that date; it being understood that you would still be entitled to vesting of 100% of the Performance Share Units for full achievement of your objectives, even if your employment terminates prior to December 31, 2007.
5. Final Salary and Vacation Pay. You will receive pay for all work you have performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your current rate of pay, for any vacation days you had earned, but not used, as of the Separation Date in accordance with Company policy.
6. 401(k) Plan. The balance in your account under the Company’s 401(k) plan will be paid out to you, or transferred to another account established by you, as of the Separation Date, subject to the terms of those plans and to the requirements of law.
7. Medical and Dental Benefits. If you are enrolled in the Company’s medical and dental plans on the Separation Date, subject to receipt of any required consent by the health maintenance organization or dental insurance provider with which you are enrolled, the Company will continue to pay the premium for these benefits until the earlier of (i) December 31, 2008 or (ii) the date you become eligible for comparable coverage on comparable terms under the health plan of another employer. Upon termination of the Company’s obligation to pay for medical and dental benefits, you may, at your own expense, elect to continue your participation and that of your eligible dependents in those plans for the remaining period of time for which the benefits are provided under the federal law known as “COBRA.”
8. Outplacement Services. Should you desire, the Company will provide you outplacement services at the Company’s expense up to an amount of $15,000.
9. Severance Benefits. In consideration of your acceptance of this Agreement and of your past service to the Company, and contingent upon your satisfactory performance of your duties and responsibilities as described above and your execution of a release of the Company against further liability in the form attached to this letter (the “Release”), at the Separation Date the Company will provide you or, in the event of your death, your estate, with the following severance pay and benefits:

Mr. Joseph R. Chinnici
April 5, 2007

(a)	The Company will pay you a lump sum severance payment equal to the sum of twelve months’ salary at your current salary rate plus a bonus payment under the Company’s Incentive Bonus Plan at your current target bonus percentage, calculated on the assumption that the goals for the payment of your bonus are achieved at a level entitling you to be paid 100% of your Target Bonus for one year. This payment will be made on the eighth day following your signing of the Release provided that you have not revoked your acceptance of the Release as provided therein.

(b)	On the Separation Date fifty percent of your then unvested stock options and restricted stock units (including your Performance-Based Restricted Stock Units and Performance-Adjusted Restricted Stock Units) will become vested and exercisable. You must elect to exercise any unexercised and exercisable stock options within the time period set forth in the Ciena Corporation 2000 Equity Incentive Plan and the terms of the grant; provided that, if the delivery of shares pursuant to the Restricted Stock Units and the exercise of your options within this time period would be during a period in which you are subject to a lock-up agreement or other prohibition that prevents you from selling stock in the open market, transfer of such vested shares will be delayed, and the post-termination of employment option exercise period will be extended, until the date immediately following the expiration of the lock-up agreement or the opening of a trading window but in no event beyond 2 1/2 months after the end of the calendar year in which the shares would have been otherwise transferred or the option would have otherwise terminated.

(c)	The Company will provide you tax preparation services through Deloitte and Touche on the same basis as those services are now provided, for tax year 2007.

(d)	The Company will continue to indemnify you, and to maintain in full force and effect insurance for any claims made against you, on account of anything alleged to have occurred during your employment, to the same extent as the Company currently indemnifies you and maintains such insurance.
10. Withholding. All payments to be made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you, and the vesting of all restricted stock will be on a basis net of the number of shares necessary to pay the required withholding taxes.
11. Acknowledgement of Full Payment. You acknowledge and agree that the payments to be provided under sections 3 through 6 of this Agreement will be in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided in section 9 of this Agreement, no further compensation is owed to you.

Mr. Joseph R. Chinnici
April 5, 2007

12. Confidentiality and Non-Disparagement. You agree that you will continue to protect Confidential Information, as defined below, and that you will not, directly or indirectly, use or disclose it. Further, you agree that you will not disparage or criticize the Company or its Affiliates, their business, management or products, and that you will not otherwise do or say anything that could disrupt the good morale of the Company’s employees or harm the interests or reputation of the Company or its Affiliates; provided that this shall not be construed to affect your communications with the Company’s officers, directors or auditors. You acknowledge that the Company will be required to disclose this Agreement under the rules of the Securities and Exchange Commission. The Company agrees that it will not disparage or criticize you or your performance as CFO.
13. Return of Company Documents and Other Property. You agree that on or before the Separation Date you shall return to the Company any and all documents, materials and information (whether in hard copy, on electronic media or otherwise) related to business of the Company, and all keys, access cards, credit cards, computer hardware and software, telephones and other property of the Company in your possession or control. Further, you agree that you will not retain any copy of any documents, materials or information of the Company (whether in hardcopy, on electronic media or otherwise). Recognizing that your employment with the Company will end as of the Separation Date, you agree that from and after the Separation Date you will not, for any purpose, attempt to access or use any Company computer or computer network or system. Further, you agree to disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.
14. Restricted Activities. You acknowledge that during your employment with the Company you have had access to Confidential Information which, if disclosed, would assist competitors in competition against the Company and you agree that the following restrictions on your activities are necessary and reasonable in order to protect the goodwill, Confidential Information and other legitimate interests of the Company:
(a)	You agree that, during the period of one year from the Separation Date, you will not, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly, without the prior written consent of the Company, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by or associated with any of the following companies: Infinera, Nortel, Sycamore, or Tellabs; provided, that you may purchase or otherwise acquire as a passive investment up to (but not more than) one percent of any class of security of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

Mr. Joseph R. Chinnici
April 5, 2007

(b)	You agree that, for a period of one year after the Separation Date, you will not, directly or indirectly, (i) hire any employee of the Company or seek to persuade any employee of the Company to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company to terminate or diminish its/his/her relationship with the Company.

(c)	In signing this Agreement, you give the Company your assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this section 13. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and that each of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in sections 12 or 13 above, or of this section 14, the damage to the Company would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. You and the Company further agree that, in the event that any provision of sections 12 or 13 above or of this section 14 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
15. Cooperation. You agree to cooperate with the Company hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance. In the event that such cooperation requires that you devote more than four hours of working time after the Separation Date, the Company shall reimburse you for your time at the rate of $500 per hour.
16. Definitions. As used in this Agreement:
     “Affiliates” means any and all persons and entities controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

Mr. Joseph R. Chinnici
April 5, 2007

     “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known to the public including all strategic business plans, marketing and sales data and information, all financial, technical personnel, manufacturing, operations, product and systems information. Confidential Information also includes all information received by the Company or any of its Affiliates from customers or other third parties with any understanding, express or implied, that the information would not be disclosed.
17. Compliance with Section 16(a) of the Securities Exchange Act. You acknowledge that it is your responsibility to make all required filings with the Securities and Exchange Commission and with the NASDAQ with respect to all holdings of and transactions in the Company’s common stock after the Separation Date that were not previously reported. You agree to make all such required filings in accordance with the rules of the Securities and Exchange Commission and to provide the Company with a copy thereof.
18. Miscellaneous.
(a)	This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, and its termination and all related matters.

(b)	This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Company. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This is a Maryland contract and shall be governed and construed in accordance with the laws of the State of Maryland, without regard to the conflict-of-law principles thereof.

(c)	No civil action with respect to any dispute, claim or controversy arising out of or relating to this Agreement may be commenced until the matter has been submitted to JAMS, 555 13th Street, NW, Suite 400 West, Washington, DC 20004, for mediation. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

Mr. Joseph R. Chinnici
April 5, 2007

(d)	All disputes arising under, out of, or in connection with this Agreement which are not resolved by the ADR procedures specified in the preceding paragraph shall be finally resolved by binding arbitration under the then current employment dispute arbitration rules of the American Arbitration Association (“AAA”). Either party may initiate arbitration hereunder by filling a demand at the regional office of the AAA where the arbitration is to take place as provided herein. Disputes will be heard and determined by one disinterested arbitrator. Neither party will communicate separately with the arbitrator. All communications between a party and the arbitrator will be directed to the AAA for transmittal to the arbitrator. The proceedings and any award shall be kept confidential. The proceedings shall be held in Baltimore, Maryland. The arbitrator shall have no authority to award relief to either party that in any way contradicts or disregards any of the provisions of this Agreement, but may award either party the attorneys’ fees and costs incurred by it in the arbitration (and any related mediation) in the event it prevails in the arbitration. Any award may be entered and enforced as a judgment of any court of competent jurisdiction.
     If the terms of this Agreement are acceptable to you, please sign, date and return it to me. You may revoke this Agreement at any time during the seven day period immediately following the date of your signing. If you do not revoke it, then, at the expiration of that seven day period, this letter will take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

/s/ Gary B. Smith

Gary B. Smith President and Chief Executive Officer

Accepted and agreed:

/s/ Joseph R. Chinnici	April 5, 2007

Joseph R. Chinnici	Date

Form of General Release
     This General Release is made between Ciena Corporation, a Delaware corporation (the “Company”) and Joseph R. Chinnici (the “Executive”).
Recitals:
A. The Executive has been employed by the Company in the capacity of Senior Vice President and Chief Financial Officer, and has resigned as an employee and officer of the Company effective as of December 31, 2007.
B. The Company has agreed, pursuant to the terms of a letter agreement dated April 5, 2007 (the “Separation Agreement”), to provide certain severance pay and other benefits to which the Executive would not otherwise be entitled (the “Severance Benefits”).
The Company and the Executive agree as follows:
1. The Executive agrees, on behalf of himself and his attorneys, heirs, executors, administrators, beneficiaries, personal representatives, successors and assigns, that the compensation paid him and the other benefits provided him during his employment with the Company represent the entire amount of any compensation or benefits to which he was entitled. In consideration of this compensation and other benefits and of the Severance Benefits, the Executive, on behalf of himself and his attorneys, heirs, executors, administrators, beneficiaries, personal representatives, successors and assigns, releases and fully discharges the Company and its affiliates and all of their respective past and present directors, shareholders, officers, agents, employees, former employees, attorneys, successors and assigns, from any and all causes of action, rights or claims that he had in the past, or might now have, whether known, unknown, or unforeseen, of any kind or description in any way related to, connected with or arising out of any event, transaction, or matter occurring or existing on or before the date he signs this Agreement. This release includes without limitation any causes of action, rights or claims in any way related to, connected with or arising out of the Executive’s employment by the Company, or its termination, including all claims based on tort or contract or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which the Executive has provided services to the Company or any of its affiliates, or any other federal, state or local law, regulation or other requirement, all as amended. This release shall not apply to any claim for breach by the Company of its obligations under the Separation Agreement. The Executive agrees, without limiting the generality of this Release, not to file or otherwise institute any claim or lawsuit seeking damages with respect to any claims that are lawfully released herein. The Executive further hereby irrevocably and unconditionally waives any and all rights to recover any damages concerning the claims that are lawfully released herein.
2. The Executive acknowledges that this Agreement, including the release of claims set forth in the paragraph directly above, creates legally binding obligations, and that he has been advised by the Company to consult an attorney before signing this Agreement.

The Executive assures the Company that he has signed this Agreement voluntarily and with a full understanding of its terms; that he has had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney and any other advisors of his choosing; and that, in signing this Agreement, he has not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement. The Executive understands that he has 21 days to consider, execute and deliver this Agreement to the Employer, unless he voluntarily choose to execute the Agreement before the end of the 21-day period. The Employee further understands that he can revoke his acceptance of this Agreement within seven days of signing it by providing written notice of his revocation to the General Counsel of the Company, at 1201 Winterson Road, Linthicum, Maryland, on or before the end of the seventh calendar day after he signs this Agreement.

Joseph R. Chinnici	Date

Ciena Corporation

By:

Date
Name: